UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 14, 2009

Huntington Bancshares Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-34073	31-0724920
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

41 South High Street, Columbus, Ohio		43287
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	614-480-8300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Huntington Bancshares Incorporated announced on January 14, 2009 that Stephen D. Steinour, age 50, has been elected Chairman, President and Chief Executive Officer, succeeding Thomas E. Hoaglin, who had served in these capacities since 2001. Mr. Steinour was appointed to serve as a Class III member of the Board of Directors serving a term expiring in 2011. Mr. Hoaglin will remain with Huntington to assist with transition matters until he retires from service as an employee and as a director on February 28, 2009.

Mr. Steinour was with Citizens Financial Group in Providence, Rhode Island from 1992 to 2008, where he served in various executive roles, with responsibilities for credit, risk management, wholesale and regional banking, consumer lending, technology and operations among others. He was named president in 2005 and chief executive officer in 2007. In 2008, Mr. Steinour joined Cross Harbor Capital partners in Boston as a managing partner.

In connection with the commencement of his employment, Huntington and Mr. Steinour entered into an employment agreement effective as of January 14, 2009 with an initial term ending on December 31, 2013 subject to automatic three-year renewal periods upon expiration of the initial term and each renewal term. Pursuant to the agreement, Mr. Steinour will serve as Huntington’s President and Chief Executive Officer, reporting directly to the Board of Directors and will be initially appointed, and thereafter nominated, to serve as a member of the Board. While serving on the Board he will be Chairman of the Board. Pursuant to the agreement, Mr. Steinour has an initial annual base salary of $1,000,000, is eligible for an annual target incentive award opportunity equal to 110% of annual base salary (and a guaranteed minimum bonus of no less than 50% of the target incentive payment for 2009), is eligible for long-term incentive awards with a target award opportunity of 31.25% of annual base salary for each three-year performance cycle and is generally entitled to employee benefits, fringe benefits, perquisites and annual equity awards on terms and conditions no less favorable than those provided to other senior executives of the company.

In connection with entry into the employment agreement, Huntington awarded Mr. Steinour an inducement option to purchase 1,000,000 shares of Huntington’s common stock, with a per share exercise price equal to $4.95, the closing price of Huntington’s common stock on January 14, 2009. The option vests in equal increments on each of the first five anniversaries of the date of grant, and expires on the seventh anniversary. The option was granted as an inducement option outside the terms of Huntington’s 2007 Stock and Long-Term Incentive Plan, but will be subject to the terms of the plan.

The employment agreement provides that, upon a termination of Mr. Steinour’s employment without "cause" or for "good reason" (each, as defined in the agreement), he is entitled to certain accrued amounts, a pro-rata annual incentive payment for the year of termination, which may be based on the higher of the target incentive payment and the incentive payment paid to Mr. Steinour for the year prior to the year of termination or may be based on actual performance, a lump sum cash severance amount equal to two times the sum of his annual base salary and the higher of the target incentive payment and the incentive payment paid to Mr. Steinour for year prior to the year of termination and pro-rata long-term incentive plan awards for any open cycles, based on actual performance. Mr. Steinour’s severance benefits are subject to the limitations imposed due to Huntington’s participation in the Capital Purchase Program under the U.S. Treasury’s TARP program.

Huntington and Mr. Steinour also entered into a change in control agreement, referred to as an Executive Agreement, to provide certain protections in the event of any actual or threatened change in control of Huntington, which is substantially similar to the Executive Agreement previously entered into between Huntington and Mr. Hoaglin.

The foregoing description is qualified in its entirely by the text of these agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2 hereto.

Item 8.01 Other Events.

On January 14, 2009, Huntington issued a press release announcing the election of Stephen D. Steinour as Chairman, President, and Chief Executive Officer. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are filed herewith:
Exhibit No. -- Description

10.1 -- Employment Agreement between Stephen D. Steinour and Huntington Bancshares Incorporated dated January 14, 2009.

10.2 -- Executive Agreement between Stephen D. Steinour and Huntington Bancshares Incorporated dated January 14, 2009.

99.1 -- Huntington Bancshares Incorporated press release dated January 14, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huntington Bancshares Incorporated

January 16, 2009	By:	/s/ Richard A. Cheap

Name: Richard A. Cheap
Title: Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Stephen D. Steinour and Huntington Bancshares Incorporated dated January 14, 2009.
10.2	Executive Agreement between Stephen D. Steinour and Huntington Bancshares Incorporated dated January 14, 2009.
99.1	Huntington Bancshares Incorporated press release dated January 14, 2009.